Exhibit 10.10

ECLIPSYS CORPORATION

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED 1998
EMPLOYEE STOCK PURCHASE PLAN

     The purpose of this First Amendment to the Second Amended and Restated 1998 Employee Stock Purchase Plan (the “First Amendment”), is to add a provision to the Second Amended and Restated 1998 Employee Stock Purchase Plan (the “Second Amended and Restated 1998 Plan”), that will allow the Board of Directors (the “Board”) of Eclipsys Corporation (“Eclipsys”) to suspend the Second Amended and Restated 1998 Plan at any time and for any reason.

     NOW, THEREFORE, THE SECOND AMENDED AND RESTATED 1998 PLAN IS HEREBY MODIFIED AND AMENDED AS FOLLOWS:

     1. Paragraph 19 to the Second Amended and Restated 1998 Plan is amended and restated to read as follows:

19.	This Plan may be terminated or suspended at any time by the Board. Upon termination of this Plan, all amounts in the accounts of participating employees shall be promptly refunded. Upon the announcement of a suspension, all amounts in the accounts of participating employees may be promptly refunded or may remain invested, depending upon whether the announced suspension will take effect immediately or prospectively, as the case may be. The Board may revoke the suspension and reactivate the Plan at any time.

Adopted by The Board of Directors on February 3, 2004.